Exhibit 99.1

AmREIT Reports Second Quarter Results

HOUSTON--(BUSINESS WIRE)--AmREIT (AMEX:AMY), a Houston-based real estate development and advisory company that has elected to be taxed as a real estate investment trust, today announced financial results for the second quarter and six months ended June 30, 2008.

Second Quarter Highlights:

Corporate

  Funds from Operations available to class A common shareholders (FFO) for the second quarter 2008 were a loss of $244,000, or ($0.04) per share and modified FFO for the second quarter 2008 were at the top end of guidance at $682,000, or $0.12 per share, after adding back the $926,000, net of taxes, non-cash impairment charge primarily incurred with a joint venture in the company’s real estate and development operations. This compares with second quarter 2007 FFO and Modified FFO of $380,000, or $0.06 per share;
  Net loss available to Class A common shareholders for the second quarter 2008 was $3.1 million, or ($0.54) per share, compared with a net loss of $1.6 million, or ($0.25) per share, for the same period in 2007;
  Operating revenues for the second quarter 2008 were $12.8 million compared with $10.8 million for the same period in 2007 due to same property NOI growth and an increase in year-over-year real estate transactional activity. Revenues from the property portfolio and asset management fees totaled $8.6 million, increasing by 8.9% from $7.9 million for the same period in the prior year;
  Total distributions paid to all classes of shareholders exceeded Modified FFO by $36,000 for the second quarter 2008. This compares with total distributions paid to all classes of common shareholders exceeding Modified FFO for all classes of common shareholders by $388,000 for the same period in 2007;
  The Board of Trust Managers declared a quarterly dividend of $0.1242 per class A common share for the second quarter 2008, which was paid in three monthly installments;
  Funds from Operations available to class A common shareholders (FFO) for the six months ended June 30, 2008 were $494,000, or $0.08 per share, and Modified FFO for the same period were $1.4 million after adding back the $926,000 non-cash impairment charge, or $0.24 per share. This compares with FFO and Modified FFO for the same period during 2007 of $638,000, or $0.10 per share;
  Net loss available to Class A common shareholders for the six months ended June 30, 2008 was $4.6 million, or ($0.77) per share, compared with a net loss of $3.3 million, or ($0.52) per share, for the same period in 2007;
  Operating revenues for the six months ended June 30, 2008 were $24.2 million compared with $21.4 million for the same period in 2008 due to same property NOI growth and an increase in year-over-year real estate transactional activity. Revenues from the property portfolio and asset management fees totaled $16.5 million, increasing by 9.3% from $15.1 million for the same period in the prior year;
  Modified FFO exceeded total distributions paid to all classes of shareholders by $71,000 for the six months ended June 30, 2008. This compares with total distributions paid to all classes of common shareholders exceeding Modified FFO for all classes of common shareholders by $890,000 for the same period in 2007;

  FFO and Modified FFO estimates for the third quarter 2008 are $0.05 to $0.11 per class A share, and management reiterates its annual FFO guidance of $0.61 to $0.69 and Modified FFO guidance of $0.85 to $0.89, per class A common share. Modified FFO will adjust traditional FFO for non-cash charges, restructuring charges and the monetization of value created in our advisory funds and properties;

Portfolio

  Portfolio occupancy as of June 30, 2008 is 97.1%, a decrease of 1.0% compared with June 30, 2007 occupancy of 98.1% and a decrease of 1.0% compared with December 31, 2007 occupancy of 98.1%. Subsequent to quarter end, based on leasing activity at Uptown Plaza – Dallas and other properties, occupancy is back to approximately 98%;
  New leasing rates as compared with the expiring leasing rates remain strong, with average increase in leasing rates on expiring space of 13.9% during the quarter;

Asset Advisory

  Equity under management increased from $164 million as of March 31, 2008 to $168 million as of June 30, 2008; and
  Based on the slower than anticipated capital raise on REITPlus, management has decreased the capital raising expectations to $40 million for 2008.

Commenting on the financial results for the quarter, Chad C. Braun, AmREIT’s Chief Financial Officer, noted, “The continued strength of our Irreplaceable Corners portfolio helped us reach the top end of our Modified FFO guidance for the second quarter. Occupancy, leasing spreads and same-property NOI growth from the portfolio exceeded our expectations for the quarter and demonstrated the value of Irreplaceable locations in strong, growing markets. The securities business struggled to raise capital in a challenging environment, which had a dilutive impact on our results. We will continue to focus on accelerating its capital raising in order to take advantage of new opportunities generated by our real estate transactions team.”

H. Kerr Taylor, Chairman and Chief Executive Officer of AmREIT, added, “Our growth plans for 2008 remain centered on improving Net Asset Value, reaching our Modified FFO targets and improving the dependability of revenue through our platform. The Irreplaceable Corners portfolio continued to make an excellent case for consideration among the best in the shopping center industry with strong operating metrics, dense infill locations with value enhancement opportunities and top ranked job growth in our markets. We are confident these growth drivers will continue to improve NAV. Unfortunately, we experienced some volatility in the quarter within the securities business. We understand the impact this is having on our overall growth, and we will continue to assess ways to alleviate that volatility.”

Portfolio of Irreplaceable Corners

As of June 30, 2008, AmREIT owned 51 properties, with approximately 95.9% of its rental income coming from properties located in the major Texas metropolitan markets of Houston, Dallas, San Antonio/Austin. These three markets are ranked in the top 7 in the U.S. for job and population growth.

The portfolio generated $8.2 million in total revenue during the second quarter of 2008, up 7.9% compared with $7.6 million generated for the same period in 2007. The increase in revenue is primarily due to the increased leasing spreads on lease renewals and increased CAM recoveries based on increased portfolio costs. This was somewhat offset by a $142,000 impairment related to our 584 Germantown Parkway property that sold on July 11, 2008 (which is part of the $926,000, net of taxes, total impairment). After expenses and allocation of dividends paid on the Company's non-traded shares, the segment reported a net loss of $2.1 million, or ($0.36) per class A common share and FFO totaling approximately $561,000, or $0.10 per Class A common share, for the quarter.

Real Estate Development and Operations

AmREIT's real estate development and operating business generated $3.7 million in revenue during the second quarter, a 164.3% increase compared to the $1.4 million in revenue for the same period in 2007. The increase in revenue is due to an increase in transactional revenue – primarily acquisition fees related to projects acquired by our advisory funds. During the quarter, our advisory funds, acquired the tract of land adjacent to the Borders site at Gessner and Westheimer in Houston Texas and REITPlus continued to fund into Shadow Creek Ranch, which was initially purchased in February 2008.

These revenues were offset due to the $784,000 (net of taxes) non-cash impairment charge as a result of three single tenant land tracts owned in a joint venture development opportunity with a developer in the Midwest (which is part of the total $926,000, net of taxes, impairment). We are in the process of winding down this joint venture which includes these three land tracts as well as three income producing assets as well.

Expenses excluding impairment associated with this line of business for the second quarter were approximately $3.7 million (including direct construction costs of $2.2 million), resulting in a net loss and loss to FFO of $823,000 or ($0.14) per class A common share. This business is transactional in nature, and the timing of these transactional revenue sources from quarter to quarter is difficult to predict and is highly dependent on our ability to raise capital in our asset advisory business, however, the majority of the expenses and personnel costs associated with this business are recurring throughout the year.

Asset Advisory Business

As of June 30, 2008, AmREIT had a combined $168 million in equity capital under management in its five actively managed income and growth funds. For the quarter, this group generated total revenues of $832,000, including $424,000 related to securities commissions earned on sales of shares of REITPlus, Inc.

For the quarter, operating expenses associated with this line of business were approximately $822,000, including $334,000 in securities commission expense. The asset advisory group generated a net loss of $139,000, or ($0.02) per class A common share and FFO of approximately $18,000, or $0.00 per Class A common share, for the quarter.

AmREIT updates earnings guidance on a quarterly basis and will update its annual guidance as well as give guidance for the upcoming quarter.

Conference Call

AmREIT will hold its quarterly conference call to discuss second quarter 2008 results on Wednesday, August 6, 2008, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties are encouraged to access the live webcast by visiting the shareholder relations page of AmREIT’s website at www.amreit.com. Securities analysts and other related parties can participate in the conference call by dialing 303-262-2138 at least five minutes prior to the scheduled start time. A replay of the call will be available through August 13, 2008, by dialing 303-590-3000 and entering the passcode 11117154#.

Supplemental Financial Information

Further details regarding AmREIT’s results of operations, properties, and tenants can be accessed at the Company’s web site at www.amreit.com.

About AmREIT

(AMEX:AMY), is a full service real estate company dedicated to providing the highest standard of service and value to its clients, partners and investors. For 24 years, AmREIT has delivered on its vision to become the Irreplaceable Corners™ company through investments, acquisitions, value add developments and management of high quality retail and mixed-use properties. AmREIT has more than 1.4 million square feet in various stages of development, re-development or in the pipeline for its advisory funds. AmREIT is headquartered in Houston, Texas and has an office in Dallas, Texas. To learn more, please visit our website at www.amreit.com.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

For more information, call Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at TUwww.amreit.comUT.

(Tables to Follow)

Operating Results (in thousands, except share and per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues:	2008	2007	2008	2007
Rental income from operating leases	$8,142	$7,504	$15,628	$14,396
Earned income from direct financing leases	60	61	120	120
Real estate fee income	115	160	285	854
Real estate fee income – related party	1,311	349	2,743	1,062
Construction revenues	698	695	1,130	792
Construction revenues – related party	1,650	219	2,554	1,095
Securities commission income – related party	424	1,484	949	2,477
Asset management fee income – related party	377	312	753	596
Total revenues	12,777	10,784	24,162	21,392

Expenses:
General and administrative	2,288	1,818	4.706	3,976
Property expense	2,456	2,006	4,425	3,731
Construction expense	2,221	868	3,342	1,729
Legal and professional	432	470	876	763
Real estate commissions	5	26	42	447
Securities commissions	355	1,245	840	2,074
Depreciation and amortization	2,606	1,925	4,505	3,834
Total expenses	10,363	8,358	18,736	16,554

Operating income	2,414	2,426	5,426	4,838

Other income (expense):
Interest and other income – related party	229	250	503	500
Loss from merchant development funds and other affiliates	(178)	(15)	(321)	(27)
Federal income tax benefit for taxable REIT subsidiary	176	224	252	374
Interest expense	(2,371)	(2,086)	(4,802)	(4,176)
Minority interest in income of consolidated joint ventures	-	-	-	-

Income (loss) before discontinued operations	270	799	1,058	1,509

Income from discontinued operations	(891)	302	(682)	595
Gain on sale of real estate acquired for resale	-	-	-	-

Net income (loss)	(621)	1,101	376	2,104

Distributions paid to Class B, C and D shareholders	(2,504)	(2,711)	(5,002)	(5,416)
Net loss available to class A shareholders	$(3,125)	$(1,610)	$(4,626)	$(3,312)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Reconciliation of Net Income before discontinued operations to Funds From Operations (“FFO”):
Income before discontinued operations	$270	$799	$1,058	$1,509
Income (loss) from discontinued operations	(891)	302	(682)	595
Depreciation – from operations	2,618	1,928	4,531	3,836
Depreciation – from discontinued operations	35	43	67	78
Adjustments for non-consolidated affiliates	228	19	522	36
Gain on sale of real estate held for investment	-	-	-	-
Class B, C and D distributions	(2,504)	(2,711)	(5,002)	(5,416)
FFO available to Class A shares	$(244)	$380	$494	$638
Basic and Diluted Per Class A Share Data:
Loss before discontinued operations	$(0.39)	$(0.30)	$(0.66)	$(0.61)
Income from discontinued operations	$(0.15)	$0.05	$(0.11)	$0.09
Net loss	$(0.54)	$(0.25)	$(0.77)	$(0.52)
FFO	$(0.04)	$0.06	$0.08	$0.10
Distributions per Class A share	$0.12	$0.12	$0.24	$0.24
Distributions per Class C and D share	$0.34	$0.34	$0.68	$0.68

Share Data: Weighted average Class A common shares used to compute net income per share, basic and diluted	5,775,021	6,411,026	5,995,297	6,365,896
Market Capitalization Table

Common Shares Outstanding (06/30/08)	Number of Shares	Price	Market Equity
Class A, net of treasury shares	5,405,236	$7.15	38,647,437
Class C (priced at par value)	4,149,094	$10.00	41,490,940
Class D (priced at par value)	11,036,168	$10.00	110,361,680
Total	20,590,498		190,500,057

Balance Sheet Highlights (in thousands)
	(Unaudited)
	June 30,	December 31,
	2008	2007
Real estate investments before accumulated depreciation	$272,218	$281,713
Real estate held for investment, net	254,849	266,087
Net investment in direct financing leases	2,063	2,058
Real estate held for resale, net	32,871	22,438
Total assets	335,515	343,757
Notes payable	175,556	168,560
Total liabilities	197,045	193,145
Minority interest	1,220	1,179
Total shareholders’ equity	137,250	149,433

Non-GAAP Financial Disclosure

This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT’s performance. AmREIT’s definitions and calculations of non-GAAP financial measures may differ from those used by other equity REIT’s, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. AmREIT calculates its FFO in accordance with this definition. Management considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. FFO is not defined by GAAP and should not be considered as an alternative to net income as an indication of our operating performance or to net cash provided by operating activities as a measure of our liquidity.

Projected FFO is calculated in a method consistent with historical FFO, and AmREIT considers projected FFO to be an appropriate supplemental measure when compared with projected EPS. A reconciliation of the projected FFO to projected EPS per share is provided below:

	Projected 2008 Range		Historical
	High	Low	12/31/07
Net (loss) available to Class A shareholders	($0.56)	($0.64)	$ (1.01)
Depreciation and amortization	1.25	1.25	1.24
Adjustment for non-consolidated affiliates	-	-	0.07
Less gain on sale of real estate	(0.00)	(0.00)	(0.00)
FFO available to Class A shareholders	$ 0.69	$ 0.61	$ 0.30
Modified FFO available to Class A shareholders	$ 0.89	$ 0.85	$ 0.45

CONTACT:
AmREIT
Chad C. Braun, 713-850-1400
cbraun@amreit.com